SUB-ITEM 77 Q.1):  EXHIBITS

FEDERATED TOTAL RETURN GOVERNMENT BOND FUND

Amendment No. 4
to the
Declaration of Trust
(dated June 14, 1995)

	THIS Declaration of Trust is
amended as follows:

	Strike the first paragraph of Section
5 of Article III and substitute inits place the following:

	Section 5.  Establishment and Designation
of Series or Class.  Without limiting
the authority of the Trustees set forth in
Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the initial Series shall be, and is established and designated as, Federated Total Return Government Bond Fund, and the initial classes shall be, and are established and designated as,

Institutional Shares
Service Shares


       The undersigned hereby certify that the
above Amendment is a true and correct Amendment to the Declaration of Trust as approved by the Board of Trustees at a meeting on the 13th day of May, 2011, to become effective on September 30, 2011.

	Witness the due execution
this 23rd day of August, 2011.



/s/ John F. Donahue
/s/ Charles F. Mansfield, Jr.
John F. Donahue
Charles F. Mansfield, Jr.


/s/ Nicholas P. Constantakis
/s/ R. James Nicholson
Nicholas P. Constantakis
R. James Nicholson


/s/ John F. Cunningham
/s/ Thomas M. O'Neill
John F. Cunningham
Thomas M. O'Neill


/s/ J. Christopher Donahue
/s/ John S. Walsh
J. Christopher Donahue
John S. Walsh




/s/ Maureen Lally-Green
/s/ James F. Will
Maureen Lally-Green
James F. Will


/s/ Peter E. Madden
Peter E. Madden